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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            THE TRIZETTO GROUP, INC.,
                             A DELAWARE CORPORATION


         THE TRIZETTO GROUP, INC., a Delaware corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), does hereby certify:

         FIRST: The Board of Directors of the Corporation, by unanimous written consent, duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation, directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that first paragraph of Article 4 of the Amended and Restated Certificate of Incorporation is hereby amended to read in full as follows:

                                    ARTICLE 4

         The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is 100,000,000 shares. The total number of share of Common Stock which the Corporation shall have authority to issue is 95,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock which the Corporation shall have authority to issue is 5,000,000 shares, $0.001 par value per share. The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

         SECOND: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation voted in favor of the foregoing amendment in accordance with the provisions of Section 211 of the Delaware General Corporation Law.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, THE TRIZETTO GROUP, INC., has caused this Certificate of Amendment to be signed by its duly authorized President and Chief Executive Officer, Jeffrey H. Margolis, this 3rd day of October, 2000.


                                              /s/ Jeffrey H. Margolis
                                              ----------------------------------
                                                  Jeffrey H. Margolis, President
                                                  and Chief Executive Officer